Filed Pursuant to Rule 433
Registration Statement No. 333-128718
March 16, 2006

Priced Deals Correspondence Bloomberg/E-Mail

FINAL TERMS FOR: Genworth Global Funding

Issue Size (MM): 300.0

Books: Banc of America Securities LLC; Bear, Stearns & Co. Inc.

Tranche Name: 5yr

Tranche Size (MM): 300.0

Coupon: 5.125

Maturity Date: 15 Mar 2011

Reoffer Price: 99.719

Reoffer Yield: 5.19

Reoffer Spread: 60

Benchmark Description: UST 4.5% 2/11

Benchmark Prices: 99-19.25; 99-19; 99-18.75

Benchmark Yield: 4.59

Settlement Date: 23 Mar 2006

Trade Date: 16 Mar 2006

Currency: USD (US Dollar)

Ratings: Moody’s:Aa3; S&P:AA-; Fitch:AA-

Call/Put: NCL

Increment: 1,000 x 1,000

Coupon Date 1: 15 Sep 2006

Coupon Date 2: 15 Mar 2007

Dated Date: 23 Mar 2006

Accrued Interest: Flat

*	Please note that the above terms apply as of the time of pricing

Disclaimer: Genworth Life and Annuity Insurance Company (“GLAIC”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLAIC has filed with the SEC for more complete information about GLAIC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GLAIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.